Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Celeste Mellet Brown 212-761-3896

Morgan Stanley Reports First Quarter 2012:

●
Net Revenues of $6.9 Billion Included the Negative Impact of $2.0 Billion from the Tightening of Morgan Stanley’s Debt-Related Credit Spreads (DVA);1 Loss from Continuing Operations of $0.05 per Diluted Share

●	Excluding DVA, Net Revenues were $8.9 Billion and Income from Continuing Operations was $0.71 per Diluted Share2, 3

●
Broad Based Strength Across Products and Geographic Regions in Fixed Income & Commodities and Equity Sales and Trading; Ranked #1 in Global IPOs, #2 in Global Announced and Completed M&A; Global Fee Based Asset Flows of $8.7 Billion in Global Wealth Management; Solid Results in Asset Management

NEW YORK, April 19, 2012 – Morgan Stanley (NYSE: MS) today reported net revenues of $6.9 billion for the first quarter ended March 31, 2012 compared with $7.6 billion a year ago.  For the current quarter, the loss from continuing operations applicable to Morgan Stanley was $78 million, or a loss of $0.05 per diluted share4 compared with income of $984 million, or $0.51 per diluted share, for the same period a year ago.

Results for the quarter included negative revenue of $2.0 billion compared with negative revenue of $189 million a year ago related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA).1

Excluding DVA, net revenues for the current quarter were $8.9 billion compared with $7.8 billion a year ago and income from continuing operations applicable to Morgan Stanley was $1.4 billion, or $0.71 per diluted share, compared with $1.1 billion, or $0.59 a year ago.2, 5

Compensation expense was $4.4 billion, which included severance expense of $138 million related to staff reductions,6 compared with $4.3 billion a year ago.  Non-compensation expenses of $2.3 billion decreased from $2.4 billion a year ago.

For the current quarter, the net loss applicable to Morgan Stanley, including discontinued operations, was $0.06 per diluted share, compared with net income of $0.50 per diluted share in the first quarter of 2011.7

Summary of Firm Results (dollars in millions)

	As Reported		Excluding DVA (2), (3)
	Net	MS Earnings	Net	MS Earnings
	Revenues	Cont.Ops (1)	Revenues	Cont.Ops (1)
1Q 2012	$6,935	($103)	$8,913	$1,344
4Q 2011	$5,678	($254)	$5,462	($381)
1Q 2011	$7,574	$752	$7,763	$866

(1) Represents earnings / (loss) from continuing operations applicable to Morgan Stanley common shareholders.
(2) Net revenues for 1Q 2012, 4Q 2011 and 1Q 2011 exclude positive (negative) revenue from DVA of ($1,978) million, $216 million and ($189) million, respectively.
(3) Earnings / (loss) from continuing operations applicable to Morgan Stanley common shareholders for 1Q 2012, 4Q 2011 and 1Q 2011 excludes after-tax DVA impact of ($1,454) million, $127 million and ($116) million, respectively and includes a related allocation of earnings to Participating Restricted Stock Units of $7 million and $2 million for 1Q 2012 and 1Q 2011, respectively.

Business Highlights

●
Sales and trading net revenues were $2.2 billion, or $4.1 billion excluding DVA.8  Fixed Income and Commodities sales and trading net revenues reflected balanced strength across businesses and regions with solid levels of customer activity and an improved credit environment.  Equity sales and trading net revenues reflected strong performance despite challenging markets.

●	Investment Banking revenues were $851 million. The Firm ranked #1 in global IPOs and #2 in global announced and completed M&A.9

●	Global Wealth Management Group delivered net revenues of $3.4 billion, with global fee based asset flows of $8.7 billion.

●	Asset Management reported net revenues of $533 million and assets under management or supervision of $304 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, "This quarter is further evidence that Morgan Stanley has rebounded from the financial crisis of 2008 and is in a significantly stronger position.  Revenues of $8.9 billion, excluding the impact of DVA, were higher on both a year-over-year and a quarter-over-quarter basis.  Of particular note was the strength in sales and trading, which showed broad-based gains across products and regions.  In addition, our global alliance with MUFG continues to strengthen, with improving operating performance in our securities joint venture in Japan and continued loan growth in the U.S.  On the near horizon, we are intensely focused on completing the transition of Morgan Stanley Smith Barney to the new, state-of-the-art technology platform this summer, as well as maintaining a conservative capital and liquidity profile as we navigate global markets."

Summary of Institutional Securities Results (dollars in millions)

	As Reported		Excluding DVA (1)
	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income
1Q 2012	$3,023	($312)	$5,001	$1,666
4Q 2011	$2,071	($778)	$1,855	($994)
1Q 2011	$3,568	$432	$3,757	$621

(1) Net revenues for 1Q 2012, 4Q 2011 and 1Q 2011 exclude positive (negative) revenue from DVA of ($1,978) million, $216 million and ($189) million, respectively.

INSTITUTIONAL SECURITIES

Institutional Securities reported a pre-tax loss from continuing operations of $312 million compared with pre-tax income of $432 million in the first quarter of last year.  Net revenues for the current quarter were $3.0 billion compared with $3.6 billion a year ago.  DVA resulted in negative revenue of $2.0 billion in the current quarter compared with negative revenue of $189 million a year ago.  Excluding DVA, net revenues for the current quarter were $5.0 billion compared with $3.8 billion a year ago.  Due to the impact of DVA in the comparative periods, the following discussion for sales and trading excludes DVA.

●
Advisory and equity underwriting revenues declined from a year ago on lower levels of market activity.  Fixed income underwriting revenues increased from a year ago reflecting growth in investment grade, high yield bond and loan fees.

●
Fixed income and commodities sales and trading net revenues of $2.6 billion increased 34% from a year ago, reflecting increased contributions from most products, with particular strength in interest rates, commodities and corporate credit.8

●	Equity sales and trading net revenues of $1.8 billion increased 6% from the prior year reflecting solid performance across all regions with notable growth in electronic and retail volumes.8

●
Other sales and trading net losses were $286 million compared with losses of $460 million in the prior year.  Results for the current quarter primarily reflected losses on economic hedges related to the Firm’s long-term debt and costs related to the amount of liquidity held.

●
Other revenues were $58 million compared with negative revenues of $602 million in the first quarter of last year.  Results for the prior year quarter included a loss of $655 million arising from the Firm’s 40% stake in a Japanese securities joint venture (Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. or MUMSS) controlled and managed by our partner, Mitsubishi UFJ Financial Group, Inc.

●
Compensation expense for the current quarter6 was $2.1 billion.  The reported compensation to net revenue ratio was 70%; excluding DVA, this ratio was 42%.10  Non-compensation expenses of $1.2 billion were essentially unchanged from a year ago.

●	Morgan Stanley’s average trading Value-at-Risk measured at the 95% confidence level was $84 million compared with $123 million in the fourth quarter of 2011.

Summary of Global Wealth Management Group Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2012	$3,414	$387
4Q 2011	$3,219	$238
1Q 2011	$3,404	$344

GLOBAL WEALTH MANAGEMENT GROUP

Global Wealth Management Group reported pre-tax income from continuing operations of $387 million compared with $344 million in the first quarter of last year.  The quarter’s pre-tax margin was 11%.11  Income after the noncontrolling interest allocation to Citigroup Inc. and before taxes was $313 million.12

●	Net revenues of $3.4 billion were essentially unchanged from a year ago as higher asset management and net interest revenues were mostly offset by lower commissions.

●	Compensation expense for the current quarter6 was $2.1 billion with a compensation to net revenue ratio of 62%. Non-compensation expenses were $922 million compared with $951 million a year ago.

●
Total client assets were $1.7 trillion at quarter end.  Client assets in fee-based accounts were $531 billion, or 30% of total client assets.  Global fee based asset flows for the quarter were $8.7 billion.

●	The 17,193 global representatives at quarter end achieved average annualized revenue per global representative of $787,000. Total client assets per global representative were $101 million.

Summary of Asset Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income
1Q 2012	$533	$128
4Q 2011	$424	$78
1Q 2011	$622	$125

ASSET MANAGEMENT

Asset Management reported pre-tax income from continuing operations of $128 million compared with $125 million in last year’s first quarter.13  The quarter’s pre-tax margin was 24%.11  Income after the noncontrolling interest allocation and before taxes was $63 million.

●	Net revenues were $533 million compared with $622 million a year ago primarily reflecting lower gains on principal investments in the Merchant Banking business.14

●	Compensation expense for the current quarter6 was $218 million with a compensation to net revenue ratio of 41%. Non-compensation expenses of $187 million decreased from $244 million a year ago.

●
Assets under management or supervision at March 31, 2012 of $304 billion increased from $276 billion a year ago.  The increase primarily reflected net customer inflows in Morgan Stanley’s liquidity funds.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.8% and Tier 1 common ratio was approximately 13.2% at March 31, 2012.15

At March 31, 2012, book value and tangible book value per common share were $30.74 and $27.37,16 respectively, based on approximately 2.0 billion shares outstanding.

The annualized return on average common equity from continuing operations, excluding DVA, for the current quarter was 9.2%.17

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 26.5% compared with 27.8% in the prior year first quarter.18

The Firm declared a $0.05 quarterly dividend per common share.  The dividend is payable on May 15, 2012 to common shareholders of record on April 30, 2012.

During the current quarter, the Firm announced that it reached an agreement to sell Quilter Holdings Ltd., its stand-alone UK mass-affluent business.  This transaction, and the first phase of the previously announced disposition of Saxon, closed on April 2, 2012.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 43 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A, each of the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and other items throughout the Form 10-K, and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of Morgan Stanley’s long-term and short-term borrowings resulting from fluctuations in its credit spreads and other credit factors (commonly referred to as “DVA”).

2 Income (loss) per diluted share amounts, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  Such exclusions are provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of income (loss) per diluted share from continuing operations applicable to Morgan Stanley common shareholders and average diluted shares from a non-GAAP to GAAP basis is as follows (shares and DVA are presented in millions):

	1Q12	1Q11
Income (loss) per diluted share applicable to MS – Non-GAAP	$0.71	$0.59
DVA impact - 1Q12 DVA of ($1,978), net of tax benefit of $524	$(0.76)	$(0.08)
Income (loss) per diluted share applicable to MS – GAAP	$(0.05)	$0.51

Average diluted shares – Non-GAAP	1,903	1,472
DVA impact	(26)	0
Average diluted shares – GAAP	1,877	1,472

3 From time to time, Morgan Stanley may disclose certain "non-GAAP financial measures" in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a "non-GAAP financial measure" as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally present, the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference with such comparable GAAP financial measure.

4 Includes preferred dividends and other adjustments related to the calculation of earnings per share of approximately $25 million for the quarter ended March 31, 2012 and $232 million for the quarter ended March 31, 2011.  Refer to page 3 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

5 Income (loss) applicable to Morgan Stanley, excluding DVA, is a non-GAAP financial measure that the Firm considers useful for investors to allow for better comparability of period to period operating performance. The reconciliation of income (loss) from continuing operations applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q12	4Q11	1Q11
Income (loss) applicable to MS – Non-GAAP	$1,376	$(356)	$1,100
DVA impact - 1Q12 DVA of ($1,978), net of tax benefit of $524	$(1,454)	$127	$(116)
Income (loss) applicable to MS – GAAP	$(78)	$(229)	$984

6 The severance expense is associated with the Firm’s reduction in force in January 2012 and is recorded in the business segments’ results as follows: Institutional Securities: $108 million, Global Wealth Management: $25 million and Asset Management: $5 million.

7 Discontinued operations for the current quarter primarily reflected an after tax loss related to Saxon (reported in the Institutional Securities business segment) and the operating results of Quilter Holdings Ltd. (reported in the Global Wealth Management business segment).

8 Sales & Trading net revenues, including Fixed Income and Commodities (FIC) and Equity Sales & Trading net revenues excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period to period operating performance.  The reconciliation of Sales & Trading, including FIC and Equity Sales & Trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	1Q12	1Q11
Sales & Trading – Non-GAAP	$4,141	$3,208
DVA impact	$(1,978)	$(189)
Sales & Trading – GAAP	$2,163	$3,019

FIC Sales & Trading – Non-GAAP	$2,594	$1,936
DVA impact	$(1,597)	$(159)
FIC Sales & Trading – GAAP	$997	$1,777

Equity Sales & Trading – Non-GAAP	$1,833	$1,732
DVA impact	$(381)	$(30)
Equity Sales & Trading – GAAP	$1,452	$1,702

9 Source: Thomson Reuters – for the period of January 1, 2012 to March 31, 2012 as of April 3, 2012.

10 The compensation to net revenue ratio is calculated as compensation expense of $2,108 million divided by net revenue of $3,023 million.  Excluding DVA, the denominator is increased by $1,978 million.  The compensation to net revenue ratio excluding DVA is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.

11 Pre-tax margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes, divided by net revenues.

12 Morgan Stanley owns 51% of the Morgan Stanley Smith Barney joint venture (MSSB), which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in net income (loss) applicable to noncontrolling interests on page 9 of Morgan Stanley’s Financial Supplement accompanying this release.

13 Results for the first quarter of 2012 and 2011 included pre-tax income of $65 million and $28 million, respectively, related to principal investments held by certain consolidated real estate funds.  The limited partnership interests in these funds are reported in net income (loss) applicable to noncontrolling interests on page 11 of Morgan Stanley’s Financial Supplement accompanying this release.

14 Results for the current quarter included gains of $67 million compared with gains of $42 million in the prior year quarter related to principal investments held by certain consolidated real estate funds.

15 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  In accordance with the Federal Reserve Board’s definition, Tier 1 common capital is defined as Tier 1 capital less non-common elements in Tier 1 capital, including perpetual preferred stock and related surplus, minority interest in subsidiaries, trust preferred securities and mandatory convertible preferred securities.  These computations are preliminary estimates as of April 19, 2012 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

16 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction and including only the Firm’s share of MSSB’s goodwill and intangible assets.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

17 The return on average common equity is calculated as annualized earnings applicable to Morgan Stanley common shareholders from continuing operations, prior to the allocation of income to Participating Restricted Stock Units, divided by average common equity.  The return on average common equity excluding DVA is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  The reconciliation of income (loss) from continuing operations applicable to Morgan Stanley common shareholders and average common equity from a non-GAAP to GAAP basis are as follows (amounts are presented in millions):

1Q12
Income (loss) applicable to MS common shareholders – Non-GAAP	$1,352
DVA impact	$(1,454)
Income (loss) applicable to MS common shareholders – GAAP	$(102)

Average common equity – Non-GAAP	$59,033
Inception to date, net of tax DVA impact	$1,452
Average common equity – GAAP	$60,485

18 For the quarter ended March 31, 2011, the Firm’s effective tax rate from continuing operations of 27.8% excluded discrete tax gains of approximately $700 million associated with the sale of Revel Entertainment Group, LLC and the MUMSS loss noted above.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	Dec 31, 2011	Mar 31, 2011
Net revenues
Institutional Securities	$3,023	$2,071	$3,568	46%	(15%)
Global Wealth Management Group	3,414	3,219	3,404	6%	--
Asset Management	533	424	622	26%	(14%)
Intersegment Eliminations	(35)	(36)	(20)	3%	(75%)
Consolidated net revenues	$6,935	$5,678	$7,574	22%	(8%)

Income (loss) from continuing operations before tax
Institutional Securities	$(312)	$(778)	$432	60%	*
Global Wealth Management Group	387	238	344	63%	13%
Asset Management	128	78	125	64%	2%
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) from continuing operations before tax	$203	$(462)	$901	*	(77%)

Income (loss) applicable to Morgan Stanley
Institutional Securities	$(296)	$(366)	$734	19%	*
Global Wealth Management Group	193	131	182	47%	6%
Asset Management	25	6	68	*	(63%)
Intersegment Eliminations	0	0	0	--	--
Consolidated income (loss) applicable to Morgan Stanley	$(78)	$(229)	$984	66%	*
Earnings (loss) applicable to Morgan Stanley common shareholders	$(119)	$(275)	$736	57%	*

Earnings per basic share:
Income from continuing operations	$(0.05)	$(0.14)	$0.52	64%	*
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	--	--
Earnings per basic share	$(0.06)	$(0.15)	$0.51	60%	*

Earnings per diluted share:
Income from continuing operations	$(0.05)	$(0.14)	$0.51	64%	*
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	--	--
Earnings per diluted share	$(0.06)	$(0.15)	$0.50	60%	*

Financial Metrics:
Return on average common equity
from continuing operations	*	*	6.3%
Return on average common equity	*	*	6.2%

Tier 1 common capital ratio	13.2%	12.7%	8.9%
Tier 1 capital ratio	16.8%	16.3%	14.4%

Book value per common share	$30.74	$31.42	$31.45
Tangible book value per common share	$27.37	$27.95	$26.97

Notes:	-
Results for the quarters ended March 31, 2012, December 31, 2011 and March 31, 2011 include positive (negative) revenue of $(1,978) million, $216 million and $(189) million, respectively, related to the movement in Morgan Stanley's credit spreads and other credit factors on certain long-term and short-term debt.

	-	Income (loss) applicable to Morgan Stanley represents consolidated income (loss) from continuing operations applicable to Morgan Stanley before gain (loss) from discontinued operations.
-
The return on average common equity and tangible book value per common share are non-GAAP measures that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance and capital adequacy.

	-	Tier 1 common capital ratio equals Tier 1 common equity divided by Risk Weighted Assets (RWA).
	-	Tier 1 capital ratio equals Tier 1 capital divided by RWA. See page 4 of the financial supplement for additional information related to this calculation.
	-	Book value per common share equals common equity divided by period end common shares outstanding.
	-	Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.
	-	See page 4 of the financial supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	Dec 31, 2011	Mar 31, 2011
Revenues:
Investment banking	$1,063	$1,051	$1,214	1%	(12%)
Principal transactions:
Trading	2,407	968	2,977	149%	(19%)
Investments	85	140	329	(39%)	(74%)
Commissions and fees	1,177	1,149	1,439	2%	(18%)
Asset management, distribution and admin. fees	2,152	2,004	2,083	7%	3%
Other	110	98	(474)	12%	*
Total non-interest revenues	6,994	5,410	7,568	29%	(8%)

Interest income	1,542	1,685	1,859	(8%)	(17%)
Interest expense	1,601	1,417	1,853	13%	(14%)
Net interest	(59)	268	6	*	*
Net revenues	6,935	5,678	7,574	22%	(8%)
Non-interest expenses:
Compensation and benefits	4,431	3,793	4,285	17%	3%
Non-compensation expenses:
Occupancy and equipment	392	383	397	2%	(1%)
Brokerage, clearing and exchange fees	403	379	401	6%	--
Information processing and communications	459	471	440	(3%)	4%
Marketing and business development	146	160	142	(9%)	3%
Professional services	412	487	403	(15%)	2%
Other	489	467	605	5%	(19%)
Total non-compensation expenses	2,301	2,347	2,388	(2%)	(4%)

Total non-interest expenses	6,732	6,140	6,673	10%	1%

Income (loss) from continuing operations before taxes	203	(462)	901	*	(77%)
Income tax provision / (benefit) from continuing operations	54	(297)	(244)	*	*
Income (loss) from continuing operations	149	(165)	1,145	*	(87%)
Gain (loss) from discontinued operations after tax	(15)	(19)	(15)	21%	--
Net income (loss)	$134	$(184)	$1,130	*	(88%)
Net income (loss) applicable to noncontrolling interests	228	66	162	*	41%
Net income (loss) applicable to Morgan Stanley	(94)	(250)	968	62%	*
Preferred stock dividend / Other	25	25	232	--	(89%)
Earnings (loss) applicable to Morgan Stanley common shareholders	$(119)	$(275)	$736	57%	*

Amounts applicable to Morgan Stanley:
Income (loss) from continuing operations	(78)	(229)	984	66%	*
Gain (loss) from discontinued operations after tax	(16)	(21)	(16)	24%	--
Net income (loss) applicable to Morgan Stanley	$(94)	$(250)	$968	62%	*

Pre-tax profit margin	3%	*	12%
Compensation and benefits as a % of net revenues	64%	67%	57%
Non-compensation expenses as a % of net revenues	33%	41%	32%
Effective tax rate from continuing operations	26.5%	*	*

Notes:	-
Pre-tax profit margin is a non-GAAP financial measure that the Firm considers to be a useful measure that the Firm and investors use to assess operating performance.  Percentages represent income from continuing operations before income taxes as a percentage of net revenues.

-
For the quarter ended March 31, 2012, discontinued operations primarily reflected an after-tax loss related to the first phase of the previously announced disposition of Saxon (reported in the Institutional Securities business segment) and the operating results of Quilter Holdings Ltd., (Quilter) (reported in the Global Wealth Management business segment).

	-	The quarter ended December 31, 2011, Principal Transactions - Trading included a loss of $1,742 million related to the MBIA settlement (MBIA).
-
Other revenues for the quarter ended March 31, 2011, included a loss of approximately $655 million related to the 40% stake in a Japanese securities joint venture, Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. ("MUMSS") controlled and managed by our partner, Mitsubishi UFJ Financial Group Inc.

-
The quarter ended March 31, 2011 included a discrete net tax benefit of $447 million from the remeasurement of a deferred tax asset and the reversal of a related valuation allowance that are both associated with the sale of Revel Entertainment Group, LLC (Revel). Excluding this discrete tax gain and tax benefit of $230 million related to the MUMSS loss, the effective tax rate for the quarter was 27.8%.

	-	Preferred stock dividend / other includes allocation of earnings to Participating Restricted Stock Units (RSUs).

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011	Dec 31, 2011	Mar 31, 2011

Income (loss) from continuing operations	$149	$(165)	$1,145	*	(87%)
Net income (loss) from continuing operations applicable to noncontrolling interest	227	64	161	*	41%
Income from continuing operations applicable to Morgan Stanley	(78)	(229)	984	66%	*
Less: Preferred Dividends	(24)	(24)	(220)	--	89%
Less: MUFG preferred stock conversion	-	-	-	--	--
Income from continuing operations applicable to Morgan Stanley, prior to allocation of income to Participating Restricted Stock Units	(102)	(253)	764	60%	*

Basic EPS Adjustments:
Less: Allocation of earnings to Participating Restricted Stock Units	(1)	(1)	(12)	--	92%
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(103)	$(254)	$752	59%	*

Gain (loss) from discontinued operations after tax	(15)	(19)	(15)	21%	--
Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	(1)	(2)	(1)	50%	--
Gain (loss) from discontinued operations after tax applicable to Morgan Stanley	(16)	(21)	(16)	24%	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(16)	(21)	(16)	24%	--

Earnings (loss) applicable to Morgan Stanley common shareholders	$(119)	$(275)	$736	57%	*

Average basic common shares outstanding (millions)	1,877	1,850	1,456	1%	29%

Earnings per basic share:
Income from continuing operations	$(0.05)	$(0.14)	$0.52	64%	*
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	--	--
Earnings per basic share	$(0.06)	$(0.15)	$0.51	60%	*

Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(103)	$(254)	$752	59%	*

Diluted EPS Adjustments:
Earnings (loss) from continuing operations applicable to Morgan Stanley common shareholders	$(103)	$(254)	$752	59%	*

Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(16)	(21)	(16)	24%	--

Earnings (loss) applicable to common shareholders plus assumed conversions	$(119)	$(275)	$736	57%	*

Average diluted common shares outstanding and common stock equivalents (millions)	1,877	1,850	1,472	1%	28%

Earnings per diluted share:
Income from continuing operations	$(0.05)	$(0.14)	$0.51	64%	*
Discontinued operations	$(0.01)	$(0.01)	$(0.01)	--	--
Earnings per diluted share	$(0.06)	$(0.15)	$0.50	60%	*

Notes:	-
The Firm calculates earnings per share using the two-class method as described under the accounting guidance for earnings per share.  For further discussion of the Firm's earnings per share calculations, see page 14 of the financial supplement and Note 2 to the consolidated financial statements in the Firm's Annual Report on Form 10-K for the year ended December 31, 2011.